Exhibit 10.2

FIFTH AMENDED AND RESTATED
OPERATING AGREEMENT

OF

WESTON CAPITAL MANAGEMENT, LLC

Schedule I                  –     Schedule of Members
Exhibit A                     –     Instrument of Accession

THE TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN.

FIFTH AMENDED AND RESTATED OPERATING AGREEMENT
OF
WESTON CAPITAL MANAGEMENT, LLC,
a Delaware Limited Liability Company

THIS FIFTH AMENDED AND RESTATED OPERATING AGREEMENT of WESTON CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Company”), is made as of March 26, 2010 (this “Agreement”), by and among FUND.COM, INC., a Delaware corporation (“FNDM”), and the other Persons whose names are set forth on Schedule I annexed hereto, and together with any other Person who becomes a member of the Company from time to time in accordance with the provisions hereof, the “Members”).

RECITALS:

1. A Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on ___________, [2006].

2. On October 1, 2006, certain of the Former Members entered into that certain Fourth Amended and Restated Operating Agreement of the Company (the “Fourth Operating Agreement”), which governs the capital, management and operation of the Company prior to the date hereof.

3. Concurrently herewith, the Company and the Former Members have entered into that certain Securities Purchase and Restructuring Agreement, dated as of March 26, 2010 (the “Purchase Agreement”), pursuant to which (a) FNDM has acquired from the Company, from PBC-Weston Holdings, LLC and from the Former Members (as defined below) an aggregate of One Hundred (100%) Percent of the Percentage Interests (as defined below) in the Company, and (b) the Hallac Group (as defined below) has been issued the Reset Note (as defined below).

4. In accordance with the Act (as defined in Section 1.6) and Section 11.2 of the Fourth Operating Agreement, the FNDM as the sole current Member of the Company desires to amend and restate in its entirety the Fourth Operating Agreement to (i) set forth the respective rights, powers and interests of the Members with respect to the Company; (ii) establish the terms for the issuance of interests therein; and (iii) provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL PROVISIONS

Section 1.1 Registered Office.  The registered agent and office of the Company in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19720.  The Management Board may change said registered office from one location to another in the State of Delaware.

Section 1.2 Other Offices.  The Company may have one or more offices as may be established from time to time by the Management Board.

Section 1.3 Purpose; Nature of Business Permitted; Powers.

(a) The purpose to be conducted or promoted by the Company is to engage in the following activities:

(i) to cause the Company’s subsidiaries to acquire, own, hold, manage, lease, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, certain real property assets of the Company’s subsidiaries, and whether with unrelated third parties or with affiliated entities;

(ii) to acquire, own, hold, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, equity interests in other limited liability companies, partnerships or other entities who are direct or indirect subsidiaries of the Company and whose purposes are restricted to those set forth in clause (i) above; and

(iii) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the entering into of interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements).

(b) The Company, and the Members, or any Officer on behalf of the Company, may enter into and perform the Purchase Agreement and all documents, agreements or certificates contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Officer or other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation.  The foregoing authorization shall not be deemed a restriction on the powers of the Members or any Officer to enter into other agreements on behalf of the Company.

Section 1.4 Limited Liability of Members

.  No Member or any of its Affiliates or Affiliated Individuals shall have any liability for the debts, obligations or liabilities of the Company or of any other Member.  Except as provided in Section 11.8, subject to the provisions of this Agreement, including, without limitation, Article XI hereof, any liability of any Member or any of its Affiliates or Affiliated Individuals to another Member or to the Company hereunder shall be limited to the percentage interests of such Member or its Affiliates.

Section 1.5 Tax Classification; No State Law Partnership.  The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes.  Each Member and the Company agree to file all tax returns and otherwise take all tax and financial reporting positions in a manner consistent with such treatment.  No provision of this Agreement shall be deemed or construed to constitute the Company (including its subsidiaries) as a partnership (including a limited partnership) or joint venture, or any Member as a partner of or with any other Member for any purposes other than tax purposes.

Section 1.6 Definitions.  Unless the context otherwise requires, the terms defined in this Section 1.6 shall, for the purposes of this Agreement, have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“1933 Act” has the meaning set forth in Section 12.13.

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“Act” means the Delaware Limited Liability Company Act (as it may be amended from time to time and any successor to such Act).

“Active Employee” means a Person who devotes substantially all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations as an employee of the Company.

“Active Three Year Call/Exchange Rights” has the meaning set forth in Section 5.4.

“Active Three Year Exchange Shares” has the meaning set forth in Section 5.4.

“Adjusted Capital Account Deficit” means, with respect to any Member the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Period, after giving effect to the following adjustments:  (a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to this Agreement or deemed obligated to restore pursuant to the penultimate sentences of  Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a Person, another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person; provided, however, that for purposes only of the term “Permitted Transferee”, the term “Affiliate” shall have the meaning ascribed to it therein.

“Affiliated Individual” means, with respect to a Person, any individual who is an officer, director, shareholder, employee, partner or member of such Person or an individual who is related by blood, marriage or adoption to any of the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Asset” means the assets owned by the Company and its subsidiaries.

“Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy”.  A “Voluntary Bankruptcy” shall mean, with respect to any Person, (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (b) the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking, consenting to or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property, or (c) corporate action taken by such Person to authorize any of the actions set forth above.  An “Involuntary Bankruptcy” shall mean, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation or the filing of any such petition against such Person which order or petition shall not be dismissed within 90 days or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within 90 days.

“Broker Subsidiary” shall have the meaning as set forth in the Purchase Agreement.

“Business” means the business of the Company and its subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City are required or permitted by law to be closed.

“Capital Account” has the meaning set forth in Section 2.3(a).

“Capital Contribution” means, with respect to any Member, the amount of money contributed to the Company in exchange for a percentage interest in the Company, including Initial Capital Contributions and the Capital Contributions.

“Certificate of Formation” means the Certificate of Formation referred to in Recital A and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

“Closing Date” shall have the meaning as set forth in the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Capital Contribution” means as to each Member, the dollar amount that is set forth opposite such Member’s name on Schedule I with respect to the Members and labeled such Member’s “Capital Contribution”, as such schedule may be amended from time to time in accordance with this Agreement.

 “Company” has the meaning set forth in the Preamble.

“control” means, with respect to any Person, the power of another Person, through ownership of equity, contract rights or otherwise, to direct the management and policies of such Person, and “controlled” and “controlling” have correlative meanings.

“Former Members” means the collective reference to PBC-Weston Holdings, LLC, Albert Hallac, Mitzi Hallac Liotta, Joanna Hallac, Jeffrey Hallac, Russell Hallac and Victor Elmaleh.

“Depreciation” means, for each Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Period, except that if the Gross Asset Value of such asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Board.

“Disputing Member” has the meaning set forth in Section 5.8.

“DTC” has the meaning set forth in Section 5.4.

“Election Notice” has the meaning set forth in Section 3.5.

“Event of Default” has the meaning as defined in the Reset Note.

“Exchange Warrant” has the meaning set forth in the Purchase Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” has the meaning set forth in the Reset Note.

“Family Member” means, with respect to any specified natural person, (a) any parent, child, descendant or sibling of such natural person (including relationships resulting from adoption) or (b) the spouse of such natural person or of any person covered by clause (a).

“Fiscal Period” means (a) the period commencing on the date hereof and ending on March 31, 2010, (b) any subsequent three month period commencing on January 1, April 1, July 1 and October 1, and (c) any portion of the period described in clauses (a) and (b) of this clause (x) (i) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VI and (ii) ending on the date of an adjustment to the Gross Asset Value of any Asset of the Company pursuant to clause (b) of the definition of “Gross Asset Value”.

“Fiscal Year” means (a) the period commencing on the date hereof and ending on December 31, 2010 and any subsequent 12 month period commencing on January 1 and ending on December 31 (or such other 12 month period as determined by the Tax Matters Member consistent with this Agreement or as required by accounting or tax authorities) and (b) the period commencing on the immediately preceding January 1 (or other first day of a Fiscal Year as determined under clause (a)) and ending on the date on which all property of the Company is distributed to the Members pursuant to Article X.

“FNDM” has the meaning as set forth in the Preamble.

“FNDM Common Stock” means the Class A Common Stock, $0.001 par value of FNDM.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset, as reasonably determined by the Management Board, as applicable;

(b)           the Gross Asset Values of all Assets shall be adjusted to equal their respective fair market values, unreduced by any liabilities secured by such assets, as reasonably determined by the Management Board as of the following times:  (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (i) and (ii) of this paragraph shall be made only if the Management Board reasonably determines that such an adjustment is necessary to reflect the relative economic interests of the Members of the Company;

(c)           the Gross Asset Value of any Asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, unreduced by any liability secured by such asset, as reasonably determined by the Management Board; and

(d)           the Gross Asset Value of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b); but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of “Profits” and “Losses” or Section 6.2(g); provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If  the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Hallac” means Albert Hallac, a natural person.

“Hallac Group” means the collective reference to Hallac, Mitzi Hallac Liotta, Joanna Hallac, Jeffrey Hallac and Russell Hallac and Victor Elmaleh; provided, however, in the event of the death or incapacity of Hallac, Hallac Group shall mean the remaining members of the Hallac Group and Keith Wellner, or such other Person as shall be designated by members of those members of the Hallac Group who shall hold a majority in interest in the Reset Note.

“Indebtedness” means (a) the principal, premium (if any), interest and related fees and expenses (if any) in respect of (i) indebtedness for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, (b) all obligations in respect of outstanding letters of credit, acceptances and similar obligations, (c) that portion of obligations with respect to capital leases not entered into in the ordinary course of business and properly accounted for as a liability, (d) any obligation owed for all or any part of the deferred purchase price of property or services except  for trade liabilities incurred in the ordinary course of business in accordance with customary practices, and (e) a guaranty of any of the obligations described in clause (a) or (b) of this definition.

“Indemnifiable Losses” has the meaning set forth in Section 11.1.

“Indemnified Party” has the meaning set forth in Section 11.6.

“Indemnifying Party” has the meaning set forth in Section 11.6.

“Initial Capital Contribution” means as to each Initial Member, the amount initially contributed to the Company at the time of such Initial’s Member’s admission to the Company.  Such amount is set forth opposite such Member’s name on Schedule I and labeled such Member’s “Initial Capital Contribution”, as such schedule may be amended from time to time in accordance with this Agreement.

“Initial Member” means each of the Member and any Permitted Transferee thereof.

“Installment Payment” has the meaning set forth in the Purchase Agreement.

“Involuntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.

“Major Actions” shall have the meanings as defined in the Reset Note.

“Management Board” has the meaning set forth in Section 3.1(b).

“Member” means FNDM for so long as it holds a Percentage Interest, any of (a) FNDM, and (b) any other Members who, in accordance with the provisions of this Agreement or the Pledge Agreement, directly holds a Percentage Interest.

 “Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” as set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to any Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minimum Gain” means “partnership minimum gain” as set forth and defined in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Net Cash Flow” means, during the applicable period, the gross cash proceeds derived by the Company during such period from any source (including financings or refinancings) less the portion thereof used to pay or establish reserves for all Company operating expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Management Board in its reasonable discretion subject to the provisions of this Agreement (including Section 3.1); provided, however, that Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of previously established reserves.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“non-Notifying Member” has the meaning set forth in Section 3.5.

“Note Shares” has the meaning set forth in the Purchase Agreement.

“Notifying Member” has the meaning set forth in Section 3.5.

“Officer” means any officer of the Company appointed by the Management Board.

“Other Members” has the meaning set forth in Section 5.3.

 “Percentage Interest” means, with respect to any Member, the percentage that is set forth opposite such Member’s name on Schedule I and labeled such Member’s “Percentage Interest,” as such schedule may be amended from time to time to reflect changes in such percentage made pursuant to and in accordance with this Agreement.  The Percentage Interest of a Member represents (i) the Capital Contributions of such Member divided by the aggregate amount of Capital Contributions of all Members and (ii) such Member’s share of the Profits and Losses allocable to the Members and such Member’s rights to receive distributions of the assets of the Company as a Member in accordance with the provisions of this Agreement.

 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, joint-stock company, estate, limited liability company, series, unincorporated organization or other legal entity or organization.

“Permitted Transferee”  means (i) the Company, (ii) with respect to any Member who is not a natural person, any Affiliate of such Member (provided that for purposes of this clause (ii), “Affiliate” shall mean, with respect to the Member in question, that such Member controls such Affiliate and owns, directly or indirectly, more than 50% of the economic interests of such Affiliate) and provided further that notwithstanding the immediately preceding proviso, Affiliates as further defined in the second sentence of the definition of Affiliate are affiliates for this subsection (ii); (iii) with respect to any Member who is a natural person, (x) upon the death of such natural person, any Person in accordance with such natural person’s will or the laws of intestacy; (y) one or more trusts for the sole benefit of such natural person or one or more of the Family Members of such natural person provided that such natural person shall not be released from his obligations under this Agreement as a Member; and (iv) in the event of the dissolution, liquidation or winding up of any such Person that is a corporation, partnership or limited liability company, the stockholders of a corporation that is such Person, the partners of a partnership that is such Person, the members of a limited liability company that is such Person or a successor corporation all of the stockholders of which or a successor partnership all of the partners of which or a limited liability company all of the members of which are the Persons who were the stockholders of such corporation or the partners of such partnership or the members of such limited liability company immediately prior to the dissolution, liquidation or winding up of such Person; provided, however, in the case of any such Person that is a Member only to the extent that such Transferee complies with the foregoing clauses (i) through (iv); provided further, however, that no such Transfer under any one or more of the forgoing clauses (i) through (iv) to any such Person shall be permitted where such Transfer (x) fails to comply with the terms of Section 2(a), including, without limitation, by reason of a failure to comply in any respect with any federal or state securities laws, including, without limitation, the 1940 Act, or (y) would result in the Company becoming subject to the Exchange Act.

“Pledge Agreement” means that certain pledge agreement, dated as of March ___, 2010, among FNDM, members of the Hallac Group and Zukerman Gore Brandeis & Crossman, LLP, as collateral agent, pursuant to which, inter alia, FNDM has pledged to the collateral agent on behalf of the Hallac Group, the Pledged Collateral.

“Pledged Collateral” has the meaning set forth in the Pledge Agreement.

“Principal Amount” shall have the meaning as is defined in the Reset Note.

“Profits” or “Losses” means, in respect of the Company, for each Fiscal Period, an amount equal to the taxable income or loss of the Company for such Fiscal Period.  Such amount shall be determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)           any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b)           any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c)           in the event the Gross Asset Value of any Asset is adjusted pursuant to paragraphs (b) and (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)           gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)           in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss there shall be taken into account Depreciation for such Fiscal Period, computed in accordance with the definition of Depreciation;

(f)           to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)           notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.2 or Section 6.3 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated with respect to the Company pursuant to Sections 6.2 and 6.3 shall be determined by applying rules analogous to those set forth in paragraphs (a) through (g) above.

“Proportionate Percentage” shall mean, with respect to any group of Members, the ratio of the Percentage Interest then owned by any member of such group to the aggregate Percentage Interests then owned by all members of such group.

“Prospective Purchaser” has the meaning set forth in Section 5.3.

“Purchase Agreement” has the meaning set forth in the Preamble.

“QIB” means a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act.

“Regulations” means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time.  All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.

“Regulatory Allocations” has the meaning set forth in Section 6.3.

“Representative” has the meaning set forth in Section 10.2.

“Reset Note” shall mean that certain $5,000,000 original principal amount promissory note (subject to adjustment and reset as provided therein) dated as of March ___, 2010 and due March 31, 2015, that was issued by FNDM to the members of the Hallac Group in partial consideration for the purchase of the Existing Hallac Interests (as defined in the Purchase Agreement) of the Hallac Group pursuant to the Purchase Agreement.

“SEC” has the meaning set forth in Section 5.9.

“Secured Party” has the meaning set forth in the Pledge Agreement.

“Standard of Care” has the meaning set forth in Section 4.5.

“Tax Matters Member” has the meaning set forth in Section 8.1.

“Third Party Claim” has the meaning set forth in Section 11.6.

“Trading Day” means any day on which the FNDM Common Stock are traded on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on any such exchange or market for less than 4.5 hours or any day that the shares of FNDM Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on any such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

“Transfer” has the meaning set forth in Section 5.1(a).

“Valuation Event” has the meaning set forth in Section 5.8.

“Voluntary Bankruptcy” has the meaning set forth in the definition of Bankruptcy.

“Voting Member” means a Member entitled to voting rights with respect to the Company in accordance with Schedule I attached hereto.

“Voting Representative” has the meaning set forth in Section 10.2.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the principal securities exchange or securities market in which such security is traded during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market or exchange publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value (as determined in accordance with Section 5.8 below)

Any capitalized term not defined herein shall have the meaning ascribed to such term in the Act.

Section 1.7 Certificates.  Each Officer is an authorized Person within the meaning of the Act to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction within the United States in which the Company may wish to conduct business.  Each member of the Management Board is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the company with the Secretary of State of  the State of Delaware.

Section 1.8 Term.  The term of the Company shall begin on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue for so long as the Company holds any Assets, unless terminated prior thereto in accordance with the provisions hereof or pursuant to the Act.

ARTICLE II

COMMON PERCENTAGE INTERESTS, CAPITAL
CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 2.1 Percentage Interests.

(a) The Percentage Interests of each Member are set forth on Schedule I attached hereto, as such may be amended from time to time.

(b) Title to Assets, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company, and no Member, individually or collectively, shall have any ownership interest in such Assets or any portion thereof.  Title to any or all of the Assets shall be recorded as property of the Company on the books and records of the Company, irrespective of the name in which legal title to such Assets is held.

Section 2.2 Capital Contributions.

(a) Upon execution of this Agreement, each Initial Member shall have contributed (or be deemed to have contributed, as applicable) its entire Initial Capital Contribution in exchange for a Percentage Interest of the Company as set forth on Schedule I hereof.

(b) Capital Contributions by the Members shall be made in U.S. dollars by wire transfer of federal funds to an account or accounts of the Company specified by the Company or the Management Board.  No Member shall be entitled to any compensation by reason of its Capital Contribution or by reason of serving as a Member.  No Member shall be required to lend any funds to the Company.

Section 2.3 Capital Accounts.

(a) A capital account (“Capital Account”) shall be maintained for each Member, in accordance with the capital account maintenance rules set forth in Regulations Section 1.704-1(b)(2)(iv).  Without limiting the generality of the foregoing, a Member’s Capital Account shall be increased by (i) the amount of money contributed by the Member to such Class, (ii) the initial Gross Asset Value of property contributed by the Member as determined by the contributing Member and the Management Board (net of liabilities that the Company is considered to assume or take subject to pursuant to Code Section 752), and (iii) allocations to the Member of Profits pursuant to Article VI.  A Member’s Capital Account shall be decreased by (x) the amount of money distributed to the Member, (y) the Gross Asset Value of any property so distributed to the Member as determined by the distributee Member and the Management Board (net of any liabilities that such Member is considered to assume or take subject to pursuant to Code Section 752), and (z) allocations to the Member of Losses pursuant to Article VI.  The Members’ Capital Accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Regulations Section 1.704-1(b)(2)(iv)(g) (relating to allocations and adjustments resulting from the reflection of property on the books of the Company at book value, or a revaluation thereof, rather than at adjusted tax basis).

(b) Compliance with Treasury Regulations.  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Management Board shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Management Board may make such modification, provided, however, that it shall not have an adverse effect on the amounts distributable to any Member.

(c) Negative Capital Account.  No Member shall be required to make up an Adjusted Capital Account Deficit or to pay to any Member the amount of any such deficit in any such account.

(d) Credit of Capital Contribution.  For purposes of computing the balance in a Member’s Capital Account, no credit shall be given for any Capital Contribution which such Member is to make until such Capital Contribution is actually made.

Section 2.4 Admission of New Members.  Unless otherwise permitted under Article VII, new Members may only be admitted to membership in the Company with the approval of the Management Board.  A new Member must agree in writing to be bound by the terms and provisions of the Certificate of Formation and this Agreement, each as may be amended from time to time, and must execute a counterpart of, or an agreement adopting, this Agreement or other related agreements as the Management Board may require.  Upon admission, the new Member shall have all rights and duties of a Member of the Company who holds such same Class; provided that such new Member shall only be entitled to such voting rights as are provided pursuant to this Agreement.

Section 2.5 Interest.  No interest shall be paid or credited to the Members on their Capital Accounts or upon any undistributed profits left on deposit with the Company.

Section 2.6 Capital Withdrawal Rights, Interest and Priority.  Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member’s Capital Accounts in whole or in part until the dissolution, liquidation and winding-up of the Company, except as distributions pursuant to Article VII may represent returns of capital.  A Member who withdraws or purports to withdraw as a Member of the Company without the consent of the other Voting Members or as otherwise allowed by this Agreement shall be liable to the Company thereof for any damages suffered by the Company thereof on account of the breach and shall not be entitled to receive any payment in respect of its percentage interest in the Company or a return of its Capital Contribution until the time otherwise provided herein for distributions to Members.

ARTICLE III

MANAGEMENT

Section 3.1 Governance.  Each Member and the Company hereby agree that the Business shall be governed by the provisions of this Article III and that, accordingly, the Company shall cause its subsidiaries to act in accordance with the determinations of the Company made pursuant to this Article III.

(a) Management Board.  Subject to Section 3.5, for so long as it shall own any Percentage Interests in the Company, a majority of the members of the Board of Managers of the Company shall consist of Persons designated by FNDM (the “FNDM Designees”); provided, that one of the FNDM Designees shall be a Person who shall be reasonably acceptable to Hallac.  For so long as any Principal Amount of the Reset Note shall be issued and outstanding, or any member of the Hallac Group shall beneficially own any Note Shares, the remaining members of the Board of Managers shall be persons acceptable to the Hallac Group (the “Hallac Designees”).  Following Closing Date (as defined in the Purchase Agreement), the initial members of the Company Board of Managers shall be five (5) Persons, consisting of (A) Hallac, (B) Keith Wellner, (C) Joseph J. Bianco, (D) Gregory Webster and (E) Michael Hlavsa.  Hallac and Keith Wellner are Hallac Designees and Messrs. Bianco, Webster and Hlavsa are the FNDM Designees. By signing this Agreement, each Voting Member shall be deemed to have voted for the election of each of the foregoing persons to serve as an initial Management Board member.  The names and mailing addresses of the members of the Management Board shall be set forth in the books and records of the Company.  Subject to Section 3.1(d) below, the number of members of the Management Board shall be fixed at five.  The members of the Management Board need not be a Member or a representative of a Member.  Each member of the Management Board shall serve an initial three (3) year term, subject to any provisions set forth in such member’s employment agreement with the Company.

(b) Duties and Authority of the Management Board.  Subject at all times to the provisions of Section 3.1(c) below, the Management Board shall have the overall responsibility for overseeing the day-to-day management, operation, control and administration of the Business except as otherwise provided in this Agreement and shall exercise all powers necessary and convenient for the purposes of the Company as enumerated in Section 1.3, on behalf and in the name of the Company, including the authority to cause the Company or any of its subsidiaries to file for a Voluntary Bankruptcy or to take any action in furtherance of a Voluntary Bankruptcy of the Company or any of its subsidiaries.  The Management Board is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of its determinations and the actions of the Company by and through the Management Board taken in accordance with such rights and powers shall bind the Company.

(c) Major Actions.  (i)  Notwithstanding anything to the contrary, express or implied, contained in Section 3.1(b) above, or elsewhere in this Article III (including Section 3.4 hereof), for so long as any Principal Amount of the Reset Note shall be issued and outstanding, or any member of the Hallac Group shall beneficially own any Note Shares, actions by the Management Board that would constitute a Major Action shall only be implemented in compliance with the provisions of the Reset Note.

(ii) Any violation by the Management Board or FNDM of the provisions of clause (i) of this Section 3.1(c) shall constitute an Event of Default under the Reset Note and shall be void ab initio and shall not be given any force and effect unless and until there has been full compliance with the provisions hereof.

(iii) Notwithstanding anything to the contrary herein, Hallac shall have the right to hire senior level executives of the Company, subject to the consent of FNDM.

(d) Composition of the Management Board.    Each of the Voting Members will agree to vote and otherwise use its reasonable best efforts to cause the Management Board to include two members appointed by the Hallac Group.  Subject to the provisions of Section 3.5 below, the remaining members of the Management Board shall be appointed by FNDM.  Any vacancies on the Management Board will be filled by the Member who originally appointed such member of the Management Board.

(e) Status of Management Board Members.    The status of a member of the Management Board shall terminate if the Management Board member: (1) shall die; (2) shall be adjudicated incompetent; (3) shall voluntarily resign as a Management Board member (which shall require not less than 10 days’ prior written notice to the Company); (4) shall be removed by the written request of the Member that appointed such member of the Management Board pursuant to Section 3.1(b); (5) shall be certified by a physician to be mentally or physically unable to perform his or her duties; (6) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (7) shall have a receiver appointed to administer the property or affairs of such Management Board member; or (8) shall otherwise cease to be a Management Board member of the Company under the Act. Upon such termination, the Voting Members will agree to vote and otherwise use its reasonable best efforts to cause a replacement appointee to be elected to the Management Board in compliance with Section 3.1(b)(ii) or 3.1(b)(iii) hereof, as applicable.

(f) Meetings.  Meetings of the Management Board may be called by a majority of the members of the Management Board on at least two Business Days’ prior written notice to each member of the Management Board, which notice shall contain the time and place of such meeting.  Provided that at least two members of the Management Board appointed by FNDM and at least one member of the Management Board appointed by the Hallac Group are present, a majority of the members of the Management Board shall constitute a quorum for the transaction of business by the Management Board.  All actions of the Management Board shall require the affirmative vote of a majority of the members of the Management Board, other than any Major Action, which will require approval pursuant to the terms of the Reset Note.  Decisions made by the Management Board at any meeting, however convened, shall be as valid as though held after due notice if, either before or after the meeting, each and every voting member of the Management Board signs a written waiver of notice or a consent to the holding of such meeting or written approval of the minutes thereof.  Notwithstanding anything in this Agreement to the contrary, this Section 3.1(d) shall not be amended without the unanimous consent of the Voting Members.

(g) Telephone Conference; Unanimous Written Consent.  Meetings of the Management Board may be held by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and participate in the conversation.  Any action required or permitted to be taken by the Management Board may be taken without a meeting and without prior notice if all of the Members of the Management Boards shall consent in writing to such action.  Such consent or consents shall be filed with the minutes of the proceedings of the Management Board and shall have the same force and effect as a unanimous vote of the Management Board.

(h) Chairman.  The Management Board may, if it so determines, elect from among its members a Chairman of the Board and/or a Vice Chairman of the Board.  The Chairman of the Board, if any, shall preside at all meetings of the Management Board and of the Members at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Management Board or as may be provided by Applicable Law.  In the absence of the Chairman of the Board, the Vice Chairman of the Board, if any, shall preside at all meetings of the Management Board and of the Members at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Management Board or as may be provided by Applicable Law.

(i) Limitation on Liability of Member of the Management Boards.  Members of the Management Board shall not, solely by reason of being a member of the Management Board, be personally liable for the expenses, liabilities or obligations of the Company or the Company whether arising in contract, tort or otherwise.

(j) Compensation and Reimbursement.  Members of the Management Board shall not receive compensation for their services performed on behalf of the Company or other benefits they provide to the Company.  Members of the Management Board shall be entitled to reimbursement for reasonable, documented out-of-pocket expenses incurred by them in connection with attendance at meetings of the Management Board or any committee thereof conducting the business and affairs of the Company.

(k) Committees of the Board.

(i) The Management Board may designate an executive committee and other committees, each consisting of one or more members of the Management Board; provided, however that each committee must have proportional representation of each of the Initial Members to the same extent that such Initial Member has on the Management Board unless any such Initial Member waives membership in such committee in writing.  Each committee (including the members thereof) shall serve at the pleasure of the Management Board and shall keep minutes of its meetings and report the same to such Board.  The Management Board may designate one or more members of the Management Board as alternate members of any committee, who may replace any absent or disqualified member or members at any meeting of the committee.  In addition, in the absence or disqualification of a member of a committee, if no alternate member has been designated by the Management Board, the member or members present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Management Board to act at the meeting in the place of the absent or disqualified member.  Except as limited by applicable law, each committee, to the extent provided in the resolution of the Management Board establishing it, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company; provided that no committee of the Management Board shall be entitled to approve any Major Decision.

(ii) A majority of all the voting members of a committee shall constitute a quorum for the transaction of business, and the vote of a majority of all the voting members of a committee shall be the act of the committee.  In other respects each committee shall conduct its business in the same manner as the Management Board conducts its business pursuant to this Section 3.1(k).  Each committee shall adopt whatever other rules of procedure it determines for the conduct of its activities.

(iii) The members of the executive committee shall initially be Joseph Bianco, Hallac and Keith Wellner.

(l) Chairman.  The Management Board may, if it so determines, elect from among its members a Chairman of the Board and/or a Vice Chairman of the Board.  The Chairman of the Board, if any, shall preside at all meetings of the Management Board and of the Members at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Management Board or as may be provided by Applicable Law.  In the absence of the Chairman of the Board, the Vice Chairman of the Board, if any, shall preside at all meetings of the Management Board and of the Members at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Management Board or as may be provided by Applicable Law.

(m) Special Management Fee.  On the first business day of each of the twelve months following the date hereof, the Company shall pay to FNDM (or any Affiliate designated in writing by FNDM) a management fee equal to $8333.33 per month, payable in arrears in U.S. dollars and immediately available funds, in connection with certain management services provided by FNDM during such twelve month period to the Company.

Section 3.2 Activities of Members of the Management Board

.  The members of the Management Board shall devote as much of their time to the affairs of the Management Board as in the judgment of the members of the Management Board the conduct of the such affairs shall reasonably require, and the members of the Management Board shall not be obligated to do or perform any act or thing in connection with the Business not expressly set forth herein.  Nothing herein contained in this Agreement shall be deemed to preclude the members of the Management Board from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities for the account of any such other business, for its own accounts or for other clients.  No Member shall, by reason of being a Member, have any right to participate in any manner in any profits or income earned, derived by or accruing to the members of the Management Board or any of their Affiliates from the conduct of any business other than Business (to the extent provided herein) or from any transaction in securities effected by the members of the Management Board or any of their Affiliates for any account other than that of the Business.

Section 3.3 Management Board Certifications.   Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate issued by the Company that is signed by any member of the Management Board or any of the Officers as to any of the following:

(a) the identity of any Member or other agent of the Company;

(b) the existence or nonexistence of any fact or facts which constitute(s) a condition precedent to acts by the Management Board or the Members;

(c) the Person or Persons authorized to execute and deliver any instrument or document of the Company; or

(d) any act or failure to act by the Company or any other matter whatsoever involving the Company.

Section 3.4 Voting Rights of Members.

(a) Percentage Interests.   Members holding Percentage Interests shall have no right or authority to vote on matters other than the election of any members of the Management Board or explicitly requiring such vote in the Act.  On such matters or in the Act explicitly requiring a vote of the Voting Members, each Initial Member shall initially have the votes representing its Percentage Interest as set forth on Schedule I attached hereto.  In the event FNDM or other Member (other than in connection with the foreclosure of the Pledged Collateral pursuant to the Pledge Agreement) shall transfer less than all its Percentage Interest to an unaffiliated third party or any other Member in a transaction or in a Company of transactions then the portion of such Member’s votes that is equal to the portion of such Member’s Percentage Interest transferred shall be deemed cancelled and the transferee in such transfer shall not be a Voting Member.  In the event any Member shall transfer all of its Percentage Interests held on the date of such transfer to an unaffiliated third party or any other Member in a transaction or in a Company of transactions, or upon the acquisition of the Pledged Collateral pursuant to the Pledge Agreement, then all of the votes of its Percentage Interests on the date of such transfer shall be deemed to have been transferred to such transferee upon the satisfaction of the conditions contained in Article V.

(b) Required Vote.  Except as otherwise provided herein, any action by the Voting Members shall require the affirmative vote or written consent of a majority of the voting power of the Company entitled to vote, voting together as one class.  Notwithstanding anything in this Agreement to the contrary, this Section 3.4(b), subject to the provisions of Section 12.2, shall not be amended without the Voting Members owning 90% or more of all Percentage Interests.

Section 3.5 Remedies upon Event of Default.  Notwithstanding anything to the contrary contained in this Agreement, in the event that an Event of Default shall occur and be continuing under the Reset Note after the expiration of all applicable cure or grace periods, if any (it being expressly understood and agreed that there are no cure or grace periods with respect to the Installment Payment), in addition to any rights at law or in equity then available to them under the Pledge Agreement, the Reset Note or otherwise, the holder(s) of such Reset Note shall have the right to designate, by the vote of those Persons holding a majority-in-interest of the foreclosed Pledged Collateral, a majority of all of the members of the Management Board of the Company, irrespective of the Percentage Interests then owned by FNDM after giving effect to foreclosure under the Pledge Agreement and the FNDM Designees shall automatically be deemed to have resigned upon the foreclosure of the Pledged Collateral by the Secured Party.

Section 3.6 Injunctive Relief.  The Companies and the Members hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any Member to perform any of its obligations set forth in Section 3.5.  Therefore, the Companies and the Members shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Companies and the Members hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

ARTICLE IV

GENERAL GOVERNANCE

Section 4.1 Other Ventures.

(a) It is expressly agreed that each Member, and any Affiliates, officers, directors, managers, stockholders, members, partners or employees of such Member, may engage in other business ventures of every nature and description, whether or not in competition with the Company, independently or with others, and neither the Company nor the other Members shall have any rights in and to any independent venture or activity or the income or profits derived therefrom; the pursuit of other ventures and activities by any such Person is hereby consented to by each Member and shall not be deemed wrongful or improper.

(b) Nothing in this Agreement shall be construed so as to prohibit any Member or its respective Affiliates, officers, directors, managers, stockholders, members, partners or employees from owning, operating or investing in any business of any nature and description, independently or with others, and no Member need disclose its intention to make any such investment to the other, nor advise the Company of the opportunity presented by any such prospective investment.

Section 4.2 Information.  The Company covenants and agrees to deliver to each Member (a) consolidated financial reports of the Company audited by Jewett, Schwartz, Wolfe & Associates or such other independent accounting firm of national reputation for the Company and each of the Subsidiaries of the Company of which such Member owns a percentage interest, within 105 days after the end of the Fiscal Year of the Company; (b) consolidated quarterly unaudited financial reports for the Company and its Subsidiaries within 60 days after the end of each fiscal quarter of the Company; (c) consolidated monthly financial reports of the Company within 30 days after the end of the each month; (d) an annual budget and business plan for each Fiscal Year within 60 days after the beginning of such Fiscal Year; and (e) such other information and data (including such information and reports made available to any lender of the Company or any of its subsidiaries under any credit agreement or otherwise and each of its Material Subsidiaries as from time to time may be reasonably requested by any Member without creating an undue burden on the Company.

Section 4.3 Access.  The Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to (a) afford the officers, employees, auditors and other agents of the Members, during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records and (b) afford each Member the opportunity to discuss the Company’s affairs, finances and accounts with the Officers or Management Board from time to time as each such Member may reasonably request without creating an undue burden on the Company, including, without limitation, but in particular, upon notice that a vote is required with respect to a Major Decision.

Section 4.4 Standard of Care.  Each Member expressly acknowledges that an investment is highly speculative in nature.  The Management Board shall exercise all of its powers and duties under this Agreement in accordance with the terms of this Agreement and with a degree of skill, diligence, prudence and care which, and in a manner which a director of a Delaware corporation must use in the proper discharge of such a director’s fiduciary duties (the standard set forth in this sentence being referred to herein as the “Standard of Care”).

Section 4.5 Insurance

(a) .  The Company presently maintains a term life insurance policy on Hallac in the amount of Six Million ($6,000,000) Dollars (the “Insurance Benefit”) for the benefit of Hallac’s estate (the “Current Policy”).  The Company will keep the Current Policy in full force and effect for the remainder of its term (which is approximately an additional 18 months after the date first set forth above.  In addition, the Company will use its best efforts to extend the Current Policy or obtain a substitute life insurance policy for the same Insurance Benefit on or prior to the expiration of the Current Policy so that there is no gap in coverage, and such extended Current Policy or substitute therefor is co-terminous with Hallac’s employment by the Company; provided, that (i) Hallac shall submit to all necessary insurance physical examinations, (ii) Hallac shall be insurable, and (iii) such insurance can be purchased by the Company at then prevailing prices and on commercially reasonable terms (the proceeds of all such insurance currently existing and hereafter obtained, the “Hallac Trust Life Insurance Proceeds”).

ARTICLE V

TRANSFERS OF PERCENTAGE INTEREST

Section 5.1 Restrictions on Transfer.

(a) Except as otherwise provided pursuant to the terms of the Reset Note and Pledge Agreement, no Member, including any assignee or successor in interest of any such Member, shall (voluntarily or involuntarily) Transfer all or any portion of any Percentage Interests (including a Transfer pursuant to a foreclosure sale of all or any part of the assets of a Member) without the prior written consent of all the voting members of the Management Board (not to be unreasonably withheld), except in each case subject to the next sentence and to Section 5.1(b) below, (i) a Transfer to a Permitted Transferee, (ii) a Transfer in accordance with Sections 5.3 below, and (iii) a pledge by a Member of its Percentage Interests or of its rights to any cash distributions or other distributions made in respect of such Member’s Percentage Interests or of the rights to the proceeds to such Member resulting from the disposition by such Member of such Percentage Interests in accordance with the provisions of this Agreement, the Reset Note or the Pledge Agreement.  No Transfer, other than in the case of a Transfer from a Member to a Permitted Transferee under clauses (i) or (ii) of the definition thereof, shall be effected until 5 Business Days after and excluding the day upon which written notice of such proposed Transfer has been given to each of the Members.  Any direct or indirect Transfer, assignment or other disposition of any securities or other interests of a Member or of any securities or other interests of any Person or Persons having a direct or indirect ownership interest in a Member shall be deemed a Transfer of the Percentage Interests of such Member for purposes of this Section 5.1(a).

(b) Any transferee of Percentage Interests permitted under Section 5.1(a) shall become a substitute Member under this Agreement and of the Company upon:  (u) the execution and delivery by the transferee to the Company of an Instrument of Accession in the form of Exhibit A hereto, (v) the transferee agreeing in writing (1) to be bound by all the terms and conditions of this Agreement as then in effect and (2) that such transferee is not in violation of the “Patriot Act” or any law regulating the identity of investors or the source of funds used to make an investment; (w) compliance with applicable federal and state securities laws; (x) receipt of any regulatory approvals required under applicable law; (y) the Management Board being reasonably satisfied that such Transfer would not result in (1) any violation of or failure to comply with applicable federal and state securities law and (2) in the Company becoming a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, and the regulations issued thereunder; and (z) the Management Board being reasonably satisfied that such Transfer would not result in any violation or failure to comply with the “Patriot Act” or any law regulating the identity of investors or the source of funds used to make an investment; provided, however, that the foregoing shall not apply to any transfer of the Pledged Collateral pursuant to the Pledge Agreement, which transfer shall be fully effective and automatic upon delivery of the Pledged Collateral pursuant to the Pledge Agreement.  Unless and until a transferee is admitted as an additional or substitute Member under this Agreement and under the applicable formation and governing documents of the Company, the transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder or under the applicable formation and governing documents of the Company.  A Member who has transferred its Percentage Interests shall cease to be a Member upon Transfer of all of the Member’s Percentage Interests and thereafter shall have no powers, rights and privileges as a Member hereunder.

(c) The Company, any Member, the Management Board, the Officers, and any other Person or Persons having business with the Company need only deal with Members who are admitted as Members or as additional or substitute Members of the Company, and they shall not be required to deal with any other Person by reason of a Transfer by a Member, except as may be otherwise expressly provided in this Agreement.  In the absence of a transferee of a transferring Member’s Percentage Interests being admitted as a Member as provided herein, any payment to a Member shall release the Company, the Management Board and the other parties hereto of all liability to any other Persons who may be interested in such payment by reason of an assignment by such Member.

Section 5.2 Non-Permitted Transfers.

(a) Any purported Transfer of all or any portion of Percentage Interests of any Company or any economic benefit or other interest therein not in compliance with Section 5.1 shall be null and void ab initio, regardless of any notice provided to any of the parties hereto, and shall not create any obligation or liability of any of the parties hereto to the purported transferee, and any Person purportedly acquiring all or any portion of any Percentage Interests or any economic benefit or other interest therein transferred not in compliance with Section 5.1 shall not be entitled to admission to the Company as a substitute Member.

(b) In the case of an attempted Transfer of all or any portion of any Percentage Interests of the Company or any economic benefit or other interest therein that is not in compliance with Section 5.1, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the other parties hereto and their respective officers, directors, affiliates, members, partners and employees from all cost, liability and damage that any of such indemnified persons may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and the enforcement of this indemnity.

(c) No Member, including any assignee or successor in interest of any Member, shall Transfer all or any portion of its Percentage Interests of the Company or any economic benefit or other interest therein if such Transfer would cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704 and the Regulations promulgated thereunder.

Section 5.3 Fair Market Value Determinations

(a) .  The Company shall use its reasonably best efforts to obtain and cause to be delivered to the holders of the Reset Note and Fund.com an appraisal of the Fair Market Value of 100% of the Percentage Interests by Kidron Corporate Advisors or such other appraiser jointly selected by the Company and the majority-in-interest of holders of the Reset Note, no earlier than the tenth Trading Day (as that term is defined in the Reset Note) and no later than the fifth Trading Day prior to each Reset Date.  The Fair Market Value shall be determined by the appraiser in accordance with such definition set forth in the Reset Note.

Section 5.4 FNDM Registration Rights.  FNDM covenants and agrees with each other Member to use its reasonable best efforts to (i) (x) prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement covering the resale of all the Note Shares issuable under the Reset Note for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act and (y) to cause such registration statement to be declared effective by the SEC, in each case, on or prior to the third anniversary of the Closing Date and (ii) at any time the Reset Note remains outstanding, or any Note Shares issuable upon conversion of the Reset Note are beneficially owned by any member of the Hallac Group, cause such registration statement to remain effective.  If at any time such other Member holds Note Shares there is not an effective Registration Statement covering all of the Note Shares then outstanding and FNDM shall determine to prepare and file with the Securities and Exchange Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of 1933, as amended, of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act of 1933, as amended) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each such other Member written notice of such determination and if, within fifteen days after receipt of such notice, any such other Member shall so request in writing, the Company shall include in such registration statement all of such Note Shares such other Member requests to be registered.

ARTICLE VI

ALLOCATIONS

Section 6.1 Allocations of Profits and Losses

(a) This Section 6.1 sets forth the general rules for both the book allocations to reflect the economic arrangements of the Members and for the tax allocations for U.S. federal income tax purposes pursuant to Code Section 704(b) and the Regulations promulgated thereunder with respect to the Company.  The Profits and Losses of the Company shall be allocated with respect to each Fiscal Period as of the end of such Fiscal Period as follows:

(i) Profits.  Profits for any Fiscal Period shall be allocated among the Members in amounts proportionate to their respective Percentage Interests.

(ii) Losses.  Losses for any Fiscal Period shall be allocated among the Members according to their Percentage Interests, subject to Section 6.4(b).

(b) Allocations Override.  Notwithstanding Section 6.1(a) or Section 6.1(b), Profits and Losses (or individual items of any of the foregoing) for any Fiscal Period shall be allocated, to the greatest extent possible, among the Members such that the positive balances of the Capital Account of each Member after such allocation will be equal to the amounts that would have been distributed to such Member if the Company liquidated at the end of such Fiscal Period and made liquidating distributions pursuant to Section 7.1.  Notwithstanding the preceding sentence, (i) no allocation will be made pursuant to this Section 6.1(b) to a Qualified Organization Member (as such term is defined below) that would result in such Qualified Organization Member’s share of Profits for any Fiscal Period exceeding its “fractions rule percentage” as defined in Regulations Section 1.514(c)-2(c)(2), and (ii) no allocation will be made pursuant to this Section 6.1(b) that would cause the Company’s allocations to fail to meet the “substantial economic effect” requirement of Code Section 704(b)(2).  For purposes of this Section 6.1(b), the term “Qualified Organization Member” means a Member that is a “qualified organization” (as such term is defined in Code Section 514(c)(9)(C)) or a Member with respect to which a qualified organization directly or indirectly holds an economic interest (other than through an entity treated as a corporation for federal income tax purposes).

Section 6.2 Adjustments and Special Allocations.  Any allocation pursuant to Section 6.1 will, however, be subject to any adjustment required to comply with Regulations Sections 1.704-1 and 1.704-2, including, without limitation, the following adjustments and special allocations which shall be made in the following order of priority and prior to any allocation under Section 6.1:

(a) Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Minimum Gain during any Fiscal Period, each Member shall be specially allocated items of income and gain of the Company for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to such Member’s share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 6.2(a) is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain of the Company for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset.  If any Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain of the Company shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(c) were not in this Agreement.

(d) Gross Income Allocation.  If any Member has a deficit Capital Account at the end of any Fiscal Period or portion thereof in excess of the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in this Article VI have been made as if Section 6.2(c) and this Section 6.2(d) were not in this Agreement.

(e) Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Period shall be specially allocated among the Members in accordance with their respective percentage interests.

(f) Member Nonrecourse Deductions.  In accordance with the principles set forth in Regulations Section 1.704-2(i), any Member Nonrecourse Deductions of the Company for any Fiscal Period shall be specially allocated to the Members in accordance with the ratios in which they potentially bear the economic risk of loss with respect to such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with the Regulations Section 1.704-2(i).

(g) Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Asset, pursuant to Code Section 734(b) or Code Section 743(b), upon an election pursuant to Code Section 754, is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

Section 6.3 Curative Allocations.  The allocations set forth in Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(g) and 6.4 (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the parties to this Agreement that, to the extent possible, all Regulatory Allocations may be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 6.3.  Notwithstanding any other provision of this Article VI (other than the Regulatory Allocations) to the contrary, the Management Board may in its sole discretion make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had the Regulatory Allocations not been part of this Agreement and all Company items were allocated pursuant to Section 6.1.

Section 6.4 Loss Limitation.

(a) Notwithstanding the foregoing provisions of Section 6.1, the Losses allocated pursuant to Section 6.1 shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Period.  Subject to section 6.4(b) in the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 6.1, the limitation set forth in this Section 6.4 shall be applied on a Member by Member basis in accordance with the positive balances in their Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

(b) In the event that any Member would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 6.1(b), the amount of losses that would be allocated to such Member but for the application of this Section 6.4(b) shall be allocated to the other Members (in proportion to their Percentage Interests) to the extent that such allocations would not cause such other Members to have an Adjusted Capital Account Deficit.  Any allocation of items of loss pursuant to this Section 6.4(b) shall be taken into account in computing subsequent allocations pursuant to Section 6.1(a) and Section 6.1(b), and prior to any allocation of items in such Sections so that the net amount of any items allocated to each Member pursuant to Section 6.1(a), Section 6.1(b) and this Section 6.4(b) shall, to the maximum extent permissible under Regulations Section 1.704-1(b)(2)(ii)(d), be equal to the net amount that would have been allocated to each Member pursuant to the provisions of Sections 6.1(a), 6.1(b) and this Section 6.4(b) if such allocation under this Section 6.4(b) had not occurred.

Section 6.5 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses or other items allocable to any Fiscal Period, Profits, Losses and such other items shall be determined on a daily, monthly or other basis as determined by the Management Board in its reasonable discretion using any permissible method under Code Section 706 and the Regulations thereunder.  The Management Board, in its reasonable discretion, shall determine which Profits, Losses and such other items are attributable of the Business.

(b) The Members are aware of the United States federal income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

(c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in the Profits are in proportion to their percentage interests in the Company.

(d) All items of income, gain, loss, deduction or credit and any other allocations not otherwise provided for shall be allocated among the Members as determined by the Management Board in its reasonable discretion.

(e) If a Member transfers all or a portion of its interest in the Company during any Fiscal Period, then Profits, Losses, each item thereof and all other items attributable to the transferred interest in the Company for such Fiscal Period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests in the Company during the Fiscal Period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Management Board.

(f) These allocations are intended to comply with the requirements of Section 514(c)(9)(E) of the Code and shall be interpreted and applied consistently therewith.  Tax returns for the Company shall be provided to the Management Board for review before submission, and any reasonable requests by the Management Board for changes in order to ensure compliance with such requirements shall be made, provided that such changes shall not result in the amount of cash or other distributions to any Member being affected or cause a material adverse tax or other effect for any Member.

Section 6.6 Tax Allocations: Code Section 704(c).

(a) For each Fiscal Year, items of income, deduction, gain, loss and credit shall be allocated for tax purposes among the Members to reflect equitably the amounts which have been credited or debited to the Capital Account of each such Member (for such Fiscal Year and prior Fiscal Years).

(b) In accordance with Code Section 704(c) and the Regulations thereunder, items of income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property at the time of contribution to the Company for federal income tax purposes and its initial Gross Asset Value at the time of contribution using a method permitted by applicable Regulations under Code Section 704(c), as determined by the Management Board in its reasonable discretion.

(c) In the event the Gross Asset Value of any Asset is adjusted in accordance with paragraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of items of income, gain, loss, deduction or credit with respect to such asset shall take into account any variation between the adjusted tax basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d) Any elections or other decisions relating to allocations for tax purposes, basis adjustments or other tax matters shall be made by the Management Board in its reasonable discretion.  Allocations pursuant to this Section 6.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account, share of Profits or Losses, or other items or distributions pursuant to any provision of this Agreement.

ARTICLE VII

DISTRIBUTIONS AND EXPENSES

Section 7.1 Distributions of Net Cash Flow

(a)           Distributions of Net Cash Flow shall be reasonably determined by the Management Board; provided, however, that, until such time as the Reset Note shall be paid in full or converted into shares of Fund.com Common Stock as provided in the Reset Note, distributions of Net Cash Flow shall (subject only to Section 7.4) be distributed as follows:

(i)           fifty and nine/tenths percent (50.9%) of Net Cash Flow shall be distributed on a pro-rata basis to the Hallac Group as additional sales proceeds, unless otherwise determined by A. Hallac; and

(ii)           the remaining forty-nine and one/tenths percent (49.1%) of Net Cash Flow shall be distributed to the Member.

(b)           In the event that during the course of any Fiscal Year, the Reset Note shall have been paid or converted, as provided in Section 7.1(a) above, then and in such event, distributions shall be appropriately pro-rated based upon the number of days in such Fiscal Year that have elapsed prior to the date of such payment or conversion of the Reset Note.

(c)           From and after such time as the Reset Note is no longer outstanding, distributions of Net Cash Flow shall be made as determined by the Management Board to the Members in amounts proportionate to their respective Percentage Interests.

(d)           Unless otherwise determined by the Management Board and A. Hallac, Ninety Percent (90%) of annual Net Cash Flow shall be distributed as provided in Section 7.1(a) within forty-five (45) days after the end of each Fiscal Year of the Company, and the remaining Ten Percent (10%) balance of Net Cash Flow shall be distributed within ten (10) days following delivery of the audit report of the Company for such Fiscal Year.

(e)           Each Member, A. Hallac and each other member of the Hallac Group shall be responsible to pay their own federal, tax and local income and other taxes on all bonus payments or other distributions of Net Cash Flow made to them under this Section 7.1 or the Reset Note.

Section 7.2 Amounts Withheld.  All amounts withheld or paid pursuant to the Code or any provisions of state, local or foreign tax law with respect to any payment, distribution, allocation or other consideration paid to the Members, including in connection with a contribution of assets to the Company by a Member, shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld or paid pursuant to this Section 7.2 for all purposes under this Agreement.  The Company is authorized to withhold or pay, when required under applicable law, from payments, distributions, or other consideration paid to Members, and with respect to allocations to the Members, and to pay over to any federal, state, local or foreign government any amounts required to be so withheld or paid pursuant to the Code or any provisions of any federal, state, local or foreign law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld or paid.

Section 7.3 Expenses.  Except as otherwise provided in this Agreement, the Company will be responsible for all of its third-party expenses.  The Company shall reimburse the Members in accordance with Section 3.6 above.  Each Member shall otherwise be responsible for all costs and expenses incurred by such Member in the performance of its obligations under this Agreement.

Section 7.4 Tax Distributions.  If the Management Board unanimously agrees, then the Management Board may cause the Company to make distributions to each Member (to the extent that cash is available for such distributions after necessary expenses and reserves in accordance with this Agreement and as otherwise determined by the Management Board) so that each such Member may pay its taxes with respect to its share of the taxable income of the Company for a Fiscal Year or other taxable period.  If the Management Board determines that enough cash is available for such distributions, then the Management Board shall calculate the amount of any such distributions by applying the highest marginal effective tax rate applicable to a corporation doing business in New York, New York to each Member and may make such distributions to the extent that cash is available.  Any distribution made to a Member pursuant to this Section 7.4 shall be made as soon as practicable after the end of the Fiscal Year or other taxable period for which such distribution is being made.

Section 7.5 Special Life Insurance Distributions.  No later than the second business day after the Company’s receipt of the Hallac Trust Life Insurance Proceeds, the Company shall make a special distribution to the Hallac’s Estate of 100% of such Hallac Trust Life Insurance Proceeds, which shall not be credited against or deducted from any other proceeds that the Hallac Estate may receive with respect to its Percentage Interests.

ARTICLE VIII

OTHER TAX MATTERS

Section 8.1 Tax Matters Member.  The Company and each Member hereby designate FNDM as the “tax matters partner” in respect of the Company for purposes of Code Section 6231(a)(7) (“Tax Matters Member”).  In the event there is an Event of Default under the Reset Note, FNDM will no longer be the Tax Matters Member and Hallac shall be the Tax Matters Member.  The Tax Matters Member of the Company shall:  (a) cause to be prepared and timely filed by the Company all United States federal, state and local income tax returns of the Company for each year for which such returns are required to be filed, and (b) determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns.  Subject to the express provisions of this Agreement, the Management Board may in its reasonable discretion cause the Company to make or refrain from making any and all elections permitted by such tax laws.

Section 8.2 Furnishing Information to Tax Matters Member.  Each Member shall furnish to the Tax Matters Member such information (including information specified in Code Section 6230(e)) as such Tax Matters Member may, at its reasonable discretion, request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Code Section 6223 or any other provisions of the Code or the published regulations thereunder which require the Tax Matters Member to obtain information from the Members.

Section 8.3 Tax Claims and Proceedings.  In respect of any income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any income tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (a) all expenses reasonably incurred by the Tax Matters Member in connection therewith shall be expenses of the Company, (b) in any material proceeding the Tax Matters Member shall promptly take such action as may be necessary to cause each of the other Members to become a “notice partner” within the meaning of Code Section 6231(a)(8), (c) in any material proceeding the Tax Matters Member shall furnish to the other Members a copy of all material notices or other written communications received by the Tax Matters Member from the Internal Revenue Service (except such notices or communications as are sent directly to the Members), and (d) in any material proceeding the Tax Matters Member shall notify the other Members of all material conversations it has with the relevant taxing authority and shall keep the other Members reasonably informed of all material matters which may come to its attention in its capacity as Tax Matters Member.

Section 8.4 Books and Records.  In accordance with Section 18-215 of the Act, the Management Board shall keep separate and distinct records for the Company.  The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business.  The books and records of the Company shall include a record of each transfer of Percentage Interests.  Financial and tax reporting shall be done on a Fiscal Year basis, unless otherwise determined by the Tax Matters Member in accordance with this Agreement.  All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business in the United States, and each Member, and any duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.  The Company’s books of account shall be kept on an accrual basis or as otherwise provided by the Management Board and otherwise in accordance with generally accepted accounting principles, consistently applied, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles (including the Regulations).

Section 8.5 Survival.  The provisions of this Article VIII shall survive the termination of the Company (as well as any termination, purchase or redemption of any Member’s Interest in the Company for any reason whatsoever), and shall remain binding on the Members and all former Members for a period of time necessary to resolve with the appropriate taxing authorities any and all material matters regarding the taxation of the Company and its Members by reason of their percentage interests.

Section 8.6 Activities Outside of the United States.  The provisions of this Article VIII shall be applicable, to the maximum extent possible, with respect to tax matters involving the Company’s activities outside of the United States.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.1 Representations and Warranties of Members.  Each of the Members hereby represents to the Company and to each of the other Members as of the date of the Instrument of Accession of such Member, that:

(a) (i)      If it is a corporation, a limited liability company or limited partnership, it is duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and if it is a partnership, it is validly constituted and not dissolved, and, in each case, has the power and lawful authority to own its assets and properties and to carry on its business as now conducted.

(ii) If it is an individual, it has all requisite legal capacity, power and legal right to acquire and hold the Percentage Interests.

(b) It has the full right, power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been fully executed and delivered by such Member and, assuming the due execution and delivery by the other parties, constitutes the valid and binding obligation of such Member, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(c) No approval or consent of any governmental authority or of any other Person is required in connection with the execution and delivery by it of this Agreement and the consummation and performance by such member of the transactions contemplated hereunder, except such as have been obtained and are in full force and effect.

(d) The execution and delivery of this Agreement by each Member, the consummation of the transactions contemplated hereunder and the performance by such Member of its obligations under this Agreement, in accordance with the terms and conditions hereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement or other constitutive documents of such Member; (ii) any instrument or contract to which such Member is a party or by or to which it or its assets or properties are bound or subject; or (iii) any statute or any regulation, order, judgment or decree of any governmental authority, except, in each case, for such breaches violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Member to perform its obligations hereunder.

(e) It understands that there are substantial risks to an investment in the Company and it has both the sophistication to be able to fully evaluate the risk of an investment in the Company and the capacity to protect its own interests in making such investment.  Such Member fully understands and agrees that the investment in the Company is an illiquid investment.

(f) It is acquiring its percentage interests for investment solely for such Member’s own account and not for distribution, transfer or sale to others in connection with any distribution or public offering.  It understands that, irrespective of whether or not the Percentage Interests might be deemed “securities” under applicable laws, the Company is not obligated to register any percentage interests for resale under the 1933 Act or any applicable state securities laws.

(g) It specifically understands and agrees that no other Member, has made nor will make any representation or warranty with respect to the worthiness, terms, value or any other aspect of the Company, any percentage interests or the Assets and it explicitly disclaims any warranty, express or implied, with respect to such matters.  In addition, such Member specifically acknowledges, represents and warrants that (i) it is not relying on any other Member, for its own due diligence concerning, or evaluation of, the Company or any related transaction and (ii) that it is not relying on any other Member with respect to tax and other economic considerations involved in an investment in the Company.

(h) No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Company based upon arrangements made by or on behalf of such Member.

Section 9.2 ERISA Representation.  Each of the Members represents, warrants and covenants to each other Members and to the Company that no portion of the assets being used by it to purchase and hold its percentage interests constitute assets of a plan within the meaning of Section 3(32) of ERISA.

Section 9.3 Survival.  The representations and warranties of the Members contained in this Agreement shall survive the Effective Date solely for purposes of Article XI.

ARTICLE X

DISSOLUTION AND TERMINATION OF THE COMPANY

Section 10.1 Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon:  (a) the unanimous vote of all the Voting Members of the Company or (b) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

Section 10.2 Continuation of Interest of Member’s Representative.  Notwithstanding anything contained herein, upon the expulsion, receivership, dissolution or Bankruptcy of a Member, the personal representative, trustee-in-bankruptcy, debtor-in-possession, receiver, other representative, successor, heir or legatee (each a “Representative”) of such Member shall, subject to the provisions of 5.1, immediately succeed to the percentage interest of such Member.  Such Representative shall appoint an individual (which may be such Representative) who will represent the Representative’s voting interest, if any, in the Company (the “Voting Representative”).

Section 10.3 Dissolution, Winding Up and Liquidation.

(a) Upon a dissolution of the Company, the Company shall continue solely for purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying claims of its creditors.  The liquidator of the Company shall take full account of the Company’s liabilities and property and shall cause the property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(i) first, to creditors (including Members who are creditors) in satisfaction of all of the Company debts and other liabilities, including the expenses of the winding-up, liquidation and dissolution of the Company (whether by payment or the making of reasonable reserves to provide for payment thereof); and

(ii) second, to the Members of the Company in accordance with their positive Capital Account balances and after crediting each Member’s Capital Account with its share of Net Profits and Net Loss through the date of dissolution, including gain or loss from dissolving events.

(b) Distributions pursuant to this Section 10.3 shall be made no later than the end of the Fiscal Year during which the Company is liquidated (or, if later, 90 days after the date on which the Company is liquidated).

Section 10.4 Member Bankruptcy.

(a) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member r shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(b) Notwithstanding any other provision of this Agreement, each of the Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member, or the occurrence of an event that causes the Member to cease to be a member of the Company.

ARTICLE XI

INDEMNIFICATION AND CONTRIBUTION

Section 11.1 Indemnity by the Company. Subject to the provisions of Section 11.4, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person is or was a Member, Officer, director, controlling person, employee, legal representative or agent of the Company, or is or was serving at the request of the Company as manager, director, officer, partner, member, shareholder, controlling person, employee, legal representative or agent of another limited liability company, partnership, corporation, joint venture, trust or other enterprise (a “Indemnified Person”), from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, damages, judgments, fines, penalties, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s and accountant’s fees, court costs and other out-of-pocket expenses actually and reasonably incurred in investigating, preparing or defending the foregoing) (including any such brought by or in the right of the Company) suffered or incurred by such Indemnified Person while serving in such capacity or that otherwise in any way relate to or arise out of any action or inaction by such Indemnified Person or the Company (collectively, “Indemnifiable Losses”), if such Indemnified Person acted in good faith and in a manner that such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company and not in violation of this Agreement, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful; provided, that shall have no obligation to indemnify or defend hereunder to the extent such action, suit or proceeding arises from fraud, willful misconduct or gross negligence on the part of such Indemnified Person. Indemnifiable Losses will be reasonably allocated by the Management Board.

Section 11.2 Exculpation.  No Indemnified Person shall be liable to any Member or the Company for any act or failure to act on behalf of the Company, unless such act or failure to act resulted from fraud, willful misconduct or gross negligence of the Indemnified Person.  Each Indemnified Person may consult with legal counsel and accountants in respect of Company affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants.

Section 11.3 Expenses.  Any indemnification under Section 11.1, as well as the advance payment of expenses permitted under Section 11.4 shall be made by the Company to the fullest extent permitted under the Act.

Section 11.4 Advance Payment of Expenses.  The expenses of any Member incurred in defending a civil or criminal action, suit or proceeding may be paid by as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Member (in form and substance, from an indemnitor, reasonably satisfactory to all of the Voting Members), to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Member is not entitled to be indemnified by the Company.  The provisions of this Section 11.4 do not affect and shall not be deemed exclusive of any other rights, including, without, limitation, any rights to indemnification or advancement of expenses to which any such Indemnified Person other than the Members may be entitled under any contract, pursuant to approval of the Members, or otherwise by law.

Section 11.5 Beneficiaries.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article XI continues for a Person who has ceased to be a Member, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such Person.

Section 11.6 Indemnification Procedure for Third Party and Other Claims.  A party against whom indemnification is sought under this Agreement (the “Indemnifying Party”) shall have the right, but not the obligation, exercisable by written notice to the Person seeking such indemnification hereunder (the “Indemnified Party”) within 30 days after receipt of  written notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense and control the settlement of such Third Party Claim that (a) involves (and continues to involve) solely money damages or (b) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the third party and the claims for equitable relief are incidental to the claims for money damages. The Indemnified Party shall have the right to assume the defense and control the settlement of any Third Party Claim (i) not described in clauses (a) or (b) of the preceding sentence or (ii) described in clauses (a) or (b) of the preceding sentence whose defense and control of settlement has not been assumed by the Indemnifying Party.  The Indemnifying Person or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement.  The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld).  The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement which (A) commits the Indemnified Party to take, or to forbear to take, any action or (B) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 11.6 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 11.7 Other Claims.  In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement for other than a Third Party Claim, such Indemnified Party shall send written notice of such claim to the Indemnifying Party.  Such notice shall specify the basis for such claim.  As promptly as possible after the Indemnified Party has given such notice, the Indemnified Party and the Indemnifying Party shall attempt to resolve such claim by mutual agreement before resorting to other legal means to resolve such claim.

Section 11.8 Limitation on Damages.  Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement including, without limitation, in respect of any breach by any Member of this Agreement; provided, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Indemnifiable Losses directly incurred from Third Party Claims.  Any Indemnified Person shall take commercially reasonable actions to mitigate his, her, its or their damages.  The obligation of the Company to indemnify any Indemnified Person with respect to any Indemnifiable Losses hereunder resulting from any action, suit or proceeding shall not exceed the value of the Assets.  The obligation of any Member to indemnify any Person(s) pursuant to this Agreement is limited, in the aggregate for all claims, to such Member’s percentage interests, and no Person claiming indemnification or otherwise making any claim against a Member shall have recourse against such Member for any deficiency; provided, however, that in the event that a Member’s percentage interests are less than such Member’s Initial Capital Contribution (as a result of distributions made in respect of such percentage interests in accordance with Article XI of this Agreement), the indemnifying Member shall be obligated to pay any such deficiency to the extent of the difference between its Initial Capital Contribution and its percentage interests.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Entire Agreement.  This Agreement, the Certificate of Formation and the Purchase Agreement constitute the complete and exclusive statement of the agreement among the Members with respect to the subject matter contained herein and therein.  This Agreement, the Certificate of Formation and the Purchase Agreement replace and supersede all prior agreements by and among the Members with respect to the subject matter contained herein and therein.

Section 12.2 Amendments; Waivers.  Except as otherwise provided in this Agreement and as otherwise set forth in this Section 12.2, this Agreement may be amended or waived by the vote of 66 2/3% of the members of the Management Board; provided however that this Agreement shall not be amended or waived in the event that such amendment or waiver would adversely affect a Member’s Percentage Interest or any other rights under this Agreement in a disproportionate manner from the effect of such amendment or waiver on the other holders of such Percentage Interests without the consent of such Member.

Section 12.3 Applicable Law; Venue.

(a) The Certificate of Formation and this Agreement shall be governed exclusively by their respective terms and the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

(b) Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York,  and, by execution and delivery of this Agreement, each Member hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and the appellate courts thereof.  Each Member irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address for notices set forth herein.  Each Member hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.4 Enforcement.  In the event of an action, suit or proceeding initiated by one Member against another Member involving the enforcement of its rights hereunder, the prevailing party shall be entitled to indemnification from the other party of reasonable attorneys’ fees and expenses incurred in enforcing its rights in such action, suit or proceeding.

Section 12.5 Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein.

Section 12.6 Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 12.7 Counterparts.  This Agreement may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 12.8 Filings. Following the execution and delivery of this Agreement, representatives of the Company, shall promptly prepare any documents required to be filed and recorded under the Act, and such representatives shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. Such representatives, under shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

Section 12.9 Additional Documents.  Each Member agrees to perform all further acts and to execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 12.10 Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be effective and deemed delivered or given, as the case may be, (a) if given by facsimile, when transmitted and the appropriate confirmation is received from the machine transmitting such facsimile, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next Business Day, (b) if given by reputable overnight courier, on the next Business Day, (c) by hand delivery, when delivered or (d) if mailed, on the second Business following the day on which sent by first class mail:

If to Hallac, addressed as follows:

Albert Hallac
274 Monterey Road
Palm Beach, FL 33480

with a copy to:

Zukerman Gore Brandeis & Crossman, LLP
875 Third Avenue
New York NY 10022
Attention: Clifford A. Brandeis
Tel: 212-223-6700
Fax: 212-223-6433

If to FNDM, addressed as follows:

FNDM
14 Wall Street, 20th Floor
New York, NY 10005
Attention: Gregory Webster
Tel:  (212) 618-1633
Fax:

with a copy to:

Hodgson Russ LLP
1540 Broadway, 24th Floor
New York, NY 10036
Attention: Stephen A. Weiss
Tel: (212) 751-4300
Fax: (212) 751-0928

If to the other Members, at the addresses or facsimile numbers set forth in a schedule filed with the records of the Company or such other addresses or facsimile numbers as such Members may hereafter specify to the Management Board, who shall so notify the other Members.

Section 12.11 Waiver of Right to Partition and Bill of Accounting.  To the fullest extent permitted by applicable law, each Member covenants that it will not, and hereby waives any right to, file a bill for partnership accounting.  Each Member irrevocably waives any right that it may have to maintain any action for dissolution of the Company (unless the Company is dissolved pursuant to Section 10.1) or partition with respect to any of the Assets.

Section 12.12 Confidentiality; Press Releases.  Each Member shall keep confidential all information of a confidential nature obtained pursuant to this Agreement, except that a Member shall be entitled to disclose such confidential information to (a) its lawyers, accountants and other service providers as reasonably necessary in the furtherance of such Member’s bona fide interests, as otherwise required by law or judicial process and to comply with reporting requirements, and to potential transferees of its percentage interests provided that such potential transferees enter into customary confidentiality agreements, with the Company expressly stated therein to be a third party beneficiary thereof and (b) its investors provided that such investors are subject to confidentiality obligations.  Notwithstanding anything in this Agreement to the contrary, to comply with Treas. Reg. Section 1.6011-4(b)(3)(i), each Member (and any employee, representative or other agent of such Member) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Company or any transactions undertaken by the Company, it being understood and agreed, for this purpose, (a) the name of, or any other identifying information regarding (i) the Company or any existing or future Member (or any affiliate thereof) in the Company, or (ii) any investment or transaction entered into by the Company; and (b) any performance information relating to the Company, does not constitute such tax treatment or tax structure information.  No Member shall publicly make any public announcements regarding this Agreement or the Company or its business; provided, however, each Initial Member may consult with and obtain the approval of the other Initial Member before issuing a press release or other public announcement with respect to this Agreement and may issue a press release or make a public announcement following such consultation and approval.

Section 12.13 Uniform Commercial Code.  Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

SECTION 12.14 DISCLOSURES.  THE INTERESTS OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH LAWS.  THE INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND SUCH LAWS PURSUANT TO EXEMPTION FROM REGISTRATION THEREUNDER.  THERE WILL NOT BE ANY PUBLIC MARKET FOR THE INTERESTS.  IN ADDITION, THE TERMS OF THIS AGREEMENT RESTRICT THE TRANSFERABILITY OF INTERESTS.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

MEMBERS:

FUND.COM, INC.

By:	/s/ Gregory Webster________________
Name: Gregory Webster
Title:Chief Executive Officer

Approved on Behalf of the Hallac Group:

/s/ Albert Hallac______________________
ALBERT HALLAC

SCHEDULE I
Schedule of Members

MEMBERS

NAME AND ADDRESS	INITIAL CAPITAL CONTRIBUTION	CAPITAL CONTRIBUTIONS (AS OF 2/__/10)	COMMON VOTES	PERCENTAGE INTEREST
FNDM, Inc. 14 Wall Street, 20th Floor New York, NY 10005	$11,000,000	$11,000,000 (2)	100%	100%
Total			100%	100%

(1)	These amounts are not the actual capital contributions of such Member, but rather represent such Member’s proportional interest in the net asset value of the Company’s Assets as of the Closing Date.

(2)	Represents $3,800,000 paid in cash and the balanced paid by delivery of the Reset Note.

Exhibit A

INSTRUMENT OF ACCESSION

The undersigned, ___________________________, as a condition precedent to becoming the owner or holder of record of __________ Percentage Interests of Weston Capital Management, LLC, a Delaware limited liability company (the “Company”), hereby agrees to become a Member under, party to and bound by that certain Fifth Amended and Restated Operating Agreement dated as of [       , 2009] (the “Operating Agreement”) by and among the Company and the Members of the Company.  This Instrument of Accession shall take effect and shall become an integral part of the said Operating Agreement immediately upon execution and delivery to the Company of this Instrument.

IN WITNESS WHEREOF, the undersigned has caused this INSTRUMENT OF ACCESSION to be signed as of the date below written.

Signature: ____________________________

Address: ____________________________
____________________________
____________________________
Date: ____________________________

Accepted:

By: _________________________

Date: _________________________